Exhibit 99.1

Contact: Michelle Hards (240) 313-1816 mlhards@jlg.com
JLG INDUSTRIES, INC. COMMENCES
CASH TENDER OFFERS AND CONSENT SOLICITATIONS
FOR ITS OUTSTANDING 8 1/4% SENIOR NOTES DUE 2008 AND
8 3/8% SENIOR SUBORDINATED NOTES DUE 2012
     McConnellsburg, Pa. November 6, 2006 — JLG Industries, Inc. (NYSE: JLG) announced today that it has commenced offers to purchase for cash any and all of its outstanding 8 1/4% Senior Notes due 2008 (the “2008 Notes”) in an aggregate principal amount of $89,545,000 and 8 3/8% Senior Subordinated Notes due 2012 (the “2012 Notes” and, together with the 2008 Notes, the “Notes”) in an aggregate principal amount of $113,750,000. In connection with the offers, holders of the Notes are being solicited to provide consents to certain amendments to the indentures for the Notes that would eliminate most of the restrictive covenants and events of default contained in the indentures.
     JLG is making the offers as required by the Agreement and Plan of Merger dated October 15, 2006 (the
“Merger Agreement”), by and among JLG, Oshkosh Truck Corporation and Steel Acquisition Corp.
     The consent solicitations will expire at 5:00 p.m., New York City time, on November 20, 2006 (the “Consent Deadline”), and the offers will expire at midnight, New York City time, on December 5, 2006, in each case unless extended or earlier terminated by JLG.
     As described in more detail in the Offer to Purchase and Consent Solicitation Statement dated November 6, 2006, a copy of which will be distributed to noteholders promptly, the total consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase by JLG will be calculated based upon a fixed spread of 50 basis points over the bid side yield on the 4.875% U.S. Treasury Note due April 30, 2008, in the case of the 2008 Notes, and the 3.5% U.S. Treasury Note due May 31, 2007, in the case of the 2012 Notes. The foregoing total consideration for the Notes includes a consent payment equal to $30 per $1,000 principal amount of Notes tendered. Holders must validly tender their Notes on or before the Consent Deadline in order to be eligible to receive the total consideration, which includes the consent payment. Holders who validly tender their Notes after the Consent Deadline and before the expiration of the offers will only be eligible to receive an amount equal to the total consideration minus the consent payment. Additionally, holders whose Notes are purchased pursuant to the offers will receive any accrued but unpaid interest for the period up to but not including the payment date for the Notes.
     Completion of the offers and consent solicitations is subject to the satisfaction of certain conditions, including, but not limited to, with respect to each series of Notes, receipt of valid tenders and consents from at least a majority in principal amount of such series of outstanding Notes not owned by JLG or any of its affiliates

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and the consummation of the merger of Steel Acquisition Corp. with and into JLG pursuant to the Merger Agreement. Consummation of the merger is not conditioned upon completion of the offers or the consent solicitations. The offers and consent solicitations may be amended, extended or, under certain conditions, terminated. However, pursuant to the Merger Agreement, JLG cannot waive any condition to the offers without the prior written consent of Oshkosh. A more comprehensive description of the offers and the consent solicitations can be found in the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal dated November 6, 2006.
     The information agent for the offers and consent solicitations is Innisfree M&A Incorporated. The depositary for the offers is The Bank of New York. The dealer managers for the offers and consent solicitation agents for the consent solicitations are J.P. Morgan Securities Inc. ((212) 270-3994, call collect) and Banc of America Securities LLC ((704) 388-9217, call collect).
     The offer to purchase and consent solicitation statement, letter of transmittal and consent and related documents will be distributed to noteholders promptly. Noteholders with questions or who would like additional copies of the offer documents may call the information agent, Innisfree M&A Incorporated, toll-free at (888) 750- 5834. (Banks and brokers may call collect at (212) 750-5833.)
     JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers). JLG’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall® telehandlers; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multichannel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents.
     This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell JLG’s 8 1/4% senior notes due 2008 or its 8 3/8% senior subordinated notes due 2012. The offers and the consent solicitations are being made only pursuant to the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials that JLG will be distributing to noteholders promptly. Noteholders and investors should read carefully the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials because they contain important information, including the various terms of and conditions to, the offers and the consent solicitations. None of JLG, Oshkosh, the dealer managers, the information agent or the depositary makes any recommendation in connection with the offers or the consent solicitations.
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